Exhibit 16.1

Accountants & Consultants
4180 Ruffin Road, Suite 235 • San Diego, CA 92123 • 858-535-2000 • fax 858-571-2700 • www.jhcohn.com

November 21, 2006

Via E-mail and Messenger

William J. Nydam
Chairman of the Audit Committee
iVow, Inc.
11455 El Camino Real, Suite 140
Carlsbad, CA 92130

Dear Mr. Nydam:

Information recently has come to our attention that leads us to no longer be willing to rely on management’s representations or to be associated with iVow, Inc.’s interim financial statements for the nine months ending September 30, 2006. We are confirming our advice to you communicated in our telephone call of November 17, 2006. We have resigned effective November 17, 2006, as iVow, Inc.’s independent registered public accounting firm and, as of that date, the client-auditor relationship between iVow, Inc. and J.H. Cohn LLP has ceased.

Sincerely,

/s/ J.H. Cohn LLP

cc:                                 Richard Gomberg, iVow, Inc. CFO, Principal Financial and Accounting Officer Securities & Exchange Commission (via facsimile and Federal Express)
PCAOB Letter File

Offices in New York, New Jersey, California and Cayman Islands
Worldwide Associations through Member Firms of SC International